Exhibit 10.1

Date this agreement provided to Joseph Lancia: November 30, 2012

AGREEMENT OF SEPARATION, WAIVER, AND RELEASE

WHEREAS, Joseph Lancia (hereinafter the “Employee”) has been employed by Scio Diamond Technology Corporation (hereinafter the “Company”) as President and CEO, pursuant to that Amended and Restated Offer of Employment Effective as of November 29, 2011 (the “Employment Agreement”); and

WHEREAS, Employee and the Company are also parties to the following agreements: the Change in Control Agreement dated August 3, 2012 (the “Change in Control Agreement”); the two Qualified Stock Option Grant Agreements dated May 7, 2012, as amended on November 6, 2012 (the “May 7 Option Grants”); and the Qualified Stock Option Grant Agreement dated August 3, 2012, as amended on November 6, 2012 (the “August 3 Option Grant”); and

WHEREAS, the parties hereto now wish to terminate that employment relationship and to resolve any and all claims and disputes that might exist between them.

NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual promises contained in this Agreement of Separation, Waiver, and Release (this “Agreement”), the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.                                      Employee’s employment with the Company is terminated effective at the close of business on November 30, 2012.    Except as provided in this Agreement, the Company’s obligation to pay salary, bonus or provide other benefits terminates on November 30, 2012.  Employee also resigns from the Board of Directors of the Company effective as of November 30, 2012.

2.                                      In consideration for this Agreement and the release contained herein, the Company will pay to Employee the following amounts:

a.                                      The gross amount of Two Hundred Twenty Five Thousand Dollars ($225,000.00);

b.                                      Payment for any accrued and unused vacation and/or personal leave days due to Employee as of November 30, 2012, up to a maximum of ten (10) days;

c.                                       The gross amount of Twelve Hundred Dollars ($1,200.00) per month for each of the twelve consecutive months commencing with December 2012; provided, however, that such payments shall cease in the first such month in which Employee is employed in a position that gives him the right or option to obtain health insurance reasonably comparable to that provided him by the Company during his Employment, and such payments shall not thereafter recommence.

The payments provided for in items a. and c. above will be paid to Employee in equal installments over the twelve-month period commencing in December 2012, subject to normal and required withholdings, and in accordance with the Company’s normal payroll practices and timing.  Any payment under item b. shall be made in a lump sum payable on or before December 14, 2012, and subject to normal and required withholdings.  No payment will be made until after the expiration of the revocation period provided for in paragraph 25(g) below.

3.                                      Upon execution of this Agreement, the Company will also pay up to $3000.00 of Employee’s actual and documented attorneys’ fees in connection with the negotiation and execution of this Agreement.

4.                                      Employee currently holds 2,000,000 shares of Common Stock of the Company, $0.001 par value (“Common Stock”).  As part of this Agreement, Employee agrees to promptly transfer ownership of 1,000,000 shares of such Common Stock to the Company, for no consideration other than the provisions of this Agreement.  In addition, Employee agrees to take all such actions and execute and deliver any documents reasonably required to effectuate the foregoing transfer.  Employee confirms and agrees that Employee has full ownership of the remaining 1,000,000 shares of such Common Stock in his name (the “Lancia Shares”); provided, that (a) Employee shall not be able to transfer, sell, assign or dispose of 50% of the Lancia Shares for a period of one (1) year from the date of this Agreement, and (b) Employee hereby irrevocably constitutes and appoints, for the duration of that one-year period, Edward S. Adams as his attorney-in-fact and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to 50% of the Lancia Shares which Employee would otherwise be entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not at an adjourned or postponed meeting) or consent to vote in lieu of any such meeting or otherwise, on any matter coming before the stockholders for a vote.  Employee intends and agrees that the proxy granted hereby is coupled with an interest and shall be irrevocable during said one-year period, and Employee hereby revokes any and all previous proxies or powers of attorney with respect to 50% of the Lancia Shares and shall not during said one-year period purport to grant any other proxy or power of attorney with respect to 50% of the Lancia Shares, pledge 50% of the Lancia Shares as security for a loan, deposit 50% of the Lancia Shares into a voting trust, or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting 50% of the Lancia Shares.  With respect to 50% of the Lancia Shares that are not subject to the one-year restriction, the Company shall reasonably cooperate and promptly, as requested by Employee or his representative, provide all documents, instructions and opinions reasonably required (at the Company’s sole expense) so that Employee may freely trade such shares following the effective date hereof.

5.                                      Pursuant to the May 7 Option Grants, Employee was granted options for the purchase of up to 3,000,000 shares of Common Stock at an exercise price of $0.70 cents per share.  In accordance with the November 6, 2012 amendment to the May 7 Option Grants, the options to purchase

3,000,000 shares of Common Stock pursuant to the May 7 Option Grants shall be immediately canceled and may not now or hereafter be exercised.

6.                                      Pursuant to the August 3 Option Grant, Employee was granted options for the purchase of up to 500,000 shares of Common Stock at an exercise price of $0.80 cents per share.  In accordance with the November 6, 2012 amendment to the August 3 Option Grants, the options to purchase 500,000 shares of Common Stock pursuant to the August 3 Option Grant shall be immediately canceled and may not now or hereafter be exercised.

7.                                      Employee recognizes and agrees that Employee is solely responsible for any federal, state, or other tax obligations, including but not limited to all reporting and payment obligations that could arise as a consequence of Employee’s receipt of any payments or benefits pursuant to this Agreement, and with respect to any other transfer or transaction provided for herein, including but not limited to transfers of shares of Common Stock and the cancellation or exercise of options to purchase Common Stock.  The Company shall cooperate and provide any documents to Employee reasonably necessary for Employee to comply with tax obligations in connection with this Agreement.

8.                                      Employee hereby releases and waives all claims Employee may have against the Company and the parties identified in this paragraph as Released Parties who are connected with the Company.  This means that, in consideration of the promises made by the Company herein, Employee, for Employee and for Employee’s heirs, executors, administrators, personal representatives, successors, and assigns, does hereby release, waive, and forever discharge the Company and its related entities, their respective benefit plans, officers, directors, employees, representatives, agents, successors and assigns, and the respective heirs, executors, administrators, personal representatives, successors and assigns of the foregoing (collectively, the “Released Parties”), from any claim Employee may have against them.  This release, and the term “claim” or “claims” as used in this Agreement, includes all benefits, grievances, proceedings, investigations, hearings, charges, complaints, claims, demands, actions, causes of action, and suits of whatever nature, whether known or unknown, fixed, absolute or contingent, matured or unmatured, foreseeable and unforeseeable, past, present, and future, asserted or unasserted, however arising or by reason of any matter, cause or thing whatsoever done, omitted or suffered to be done, and whether legal, equitable, or administrative except for claims arising out of this Agreement.  Employee understands and agrees that in exchange for the benefits provided herein, Employee is giving up all such claims against the Released Parties.

This release also includes, but is not limited to, claims arising under federal, state, or local statute, ordinance, common law, regulation, equity or other sources including, but not limited to, any and all claims of disability, race, color, sex, age, national origin, ancestry, religion, or other discrimination, retaliation, or harassment, and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq.; the Civil Rights Act of 1866, 1871, and 1964, as amended; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq.; Section 1981 of Title 42 of the U.S. Code; the Americans with Disabilities Act, §§ 29

U.S.C. 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Age Discrimination in Employment Act; claims arising under the statutory or common laws of the State of South Carolina or any other state, and claims asserting breach of contract (whether express or implied), promissory estoppel, wrongful termination, defamation, failure to pay wages or commissions, failure to provide benefits, breach of implied covenant of good faith and fair dealing, promissory estoppel, invasion of privacy, injury to credit, outrage, negligent or intentional infliction of emotional distress, retaliation, interference with contract, fraud, distress, extortion, humiliation, loss of standing and prestige, personal injury, loss of consortium, negligence, tort, or other common law causes of action, including, but not limited to, those related in any way to Employee’s employment by the Company, the terms of the Employment Agreement, the May 7 Option Grants, the August 3 Option Grant and the Change in Control Agreement, benefits or wages provided in connection with that employment, severance or other post-termination pay or benefits, and/or the termination of that employment.  Employee does not waive any rights or claims that arise from events occurring after execution of this Agreement by Employee.  Except as provided in this Agreement, the released claims include, but are not limited to, any claims for back pay, front pay, benefits of any sort, severance pay, damages, expenses, court costs, attorneys’ fees, special damages, punitive damages, treble or other multiple damages, statutory or other penalties, reinstatement or any other monetary or equitable relief.  It is the parties intent to release all claims that can legally be released but no more than that.

9.                                      The Company does hereby release and forever discharge Employee in his capacity as an officer, employee and director of the Company from any and all manner of causes, causes of action, claims, demands, losses, expenses, damages, special damages, punitive damages, attorney’s fees, court costs, remedies and rights to payment of every kind and nature, legal and equitable, known or unknown, foreseeable and unforeseeable, past, present, and future, upon, resulting from, or by reason of any matter, cause, or thing whatsoever done, omitted or suffered to be done from the date of Employee’s employment with the Company through the effective date of this Agreement.  It is the parties intent to release all claims that can legally be released but no more than that.

10.                               Employee acknowledges that if Employee sues the Company or any other Released Party in violation of this Agreement, Employee may be directed to pay some or all costs and expenses incurred by the Company or the Released Party in defending the suit, including reasonable attorneys’ fees, to the extent provided by law and determined by the court.  The Company acknowledges that if the Company sues Employee in violation of this Agreement, the Company may be directed to pay some or all costs and expenses incurred by the Employee in defending the suit, including reasonable attorneys’ fees to the extent provided by law and determined by the court.

11.                               Each party agrees not to claim, receive, or accept any monies, damages, or relief in conflict with this Agreement and each party’s waiver of rights, and not to pursue any of the claims released in this Agreement.  Employee shall waive any right to, and will not accept, any remedy obtained through the efforts of any other individual or agency, state or federal, relating to Employee’s employment with the Company.  This Agreement does not affect Employee’s ability or responsibility to participate in or cooperate with any future legal or other investigation, whether conducted by the Company or any governmental agency.

12.                               Employee represents and warrants that Employee has not made a claim for worker’s compensation related to Employee’s employment with the Company, and that Employee is currently unaware of any injury or illness that would support such a claim.

13.                               Following any transition period provided in paragraph 19 hereof, Employee agrees to return to the Company all property of the Company, including but not limited to company data and information, records, files and lists (in each case, whether hard copy or electronic) in his possession, including but not limited to, any confidential information, trade secrets, or any Company information not otherwise available to the general public or shareholders of the Company.  Employee agrees not to access and not to attempt to gain access to any aspect of the Company’s computer, electronic or IT systems, except as expressly allowed by the Company on conjunction with Employee’s cooperation in transition after the date hereof, as provided in paragraph 19 hereof.

14.                               Employee represents and warrants that Employee has not assigned, transferred, or conveyed to any individual or entity not a party to this Agreement any alleged right, claim or cause of action of any kind which is included within the above releases.  Employee further represents and warrants that Employee is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives or any other person.

15.                               Employee acknowledges and agrees that neither the Company nor any of the Released Parties owes Employee any wages, salary, bonus, cost reimbursement, vacation pay, commissions, or other compensation in any amount whatsoever other than as expressly agreed to herein.  The consideration being paid for this Agreement encompasses any such amounts Employee might claim.  The Company’s only obligation is to pay the amounts provided herein.  Employee further acknowledges that neither the Company nor any of the Released Parties compelled Employee to execute this Agreement as a condition to the payment of any amounts previously and admittedly due to Employee.

16.                               The parties hereto recognize and agree that the Change in Control Agreement is terminated as of the date hereof and shall be of no further force and effect.  Without loss of generality of the foregoing, no payment is or will become due to Employee under the Change in Control Agreement, and the Restrictive Covenants contained in paragraph 4 of the Change in Control Agreement shall not apply to Employee.

17.                               Employee shall have no further right under any agreement or plan to receive any grant of shares of Common Stock or options or other rights to purchase shares of Common Stock.

18.                               The parties hereto confirm and agree that the following agreements between them continue to govern their relationships to the extent applicable: Paragraphs 8 and 9 of the Employment Agreement, headed respectively “Confidentiality, Non-Competition and Invention Assignment Agreement” and “Prior Apollo Patents,”  as well as the Proprietary Information and Inventions Agreement that is incorporated into the Employment Agreement by paragraph 8 of the Employment Agreement and attached to the Employment Agreement, to the extent that the Proprietary Information and Inventions Agreement provides (in its paragraph 8) that it survives termination.  Notwithstanding the foregoing, Employee’s obligation under Section 7 of the Proprietary Information and Inventions Agreement (“Non-Compete”), shall cease at such time as the Company commits a material breach of this Agreement.  In addition, 50% of the Lancia Shares shall be subject to the transfer restrictions and irrevocable proxy as set forth in paragraph 4 of this Agreement.

19.                               For a period of six (6) months after the date of this Agreement, Employee agrees to provide such information, advice, consultation, and assistance (the “Transition Assistance”) as may be reasonably needed and requested by the Company for the purpose of effecting a smooth transition between Employee and any successor CEO of the Company.  The Transition Assistance shall include but not be limited to the execution of documents reasonably desirable or necessary to effect Employee’s departure and the installation of Employee’s successor.  Employee shall not be entitled to any additional compensation or consideration for the Transition Assistance beyond the amounts provided for herein, except that the parties may mutually agree on the reimbursement of reasonable costs incurred by Employee in connection with the Transition Assistance.

20.                               Until this Agreement is disclosed or described in a filing with the SEC, Employee and the Company agree to keep confidential the terms of this Agreement and not to discuss or disclose the terms of this Agreement by any means whatsoever, including but not limited to social media posting or other electronic means.  Notwithstanding the foregoing, either party may share this Agreement with and disclose the terms hereof to his or its attorney or tax advisor, and Employee may disclose it to members of Employee’s immediate family, provided those persons also undertake to keep such information confidential.  Either party may also disclose such information regarding this Agreement as required by a validly issued subpoena or court order, or as otherwise required by law or in accordance with SEC requirements.

21.                               a.  Employee agrees not to directly or indirectly make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, or any of the Released Parties. Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, competitors, vendors, employees (past and present), volunteers and clients.  Employee agrees not to directly or indirectly attempt to, or assist in any attempt to, takeover the Company (or the Board of Directors of the Company) or effectuate a change in control of the Company (or in the

Board of Directors of the Company).  In addition, Employee agrees not to directly or indirectly assist with any litigation or claim against the Company or any Released Party, except as required or protected by law.  Employee further understands and agrees that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.

b.  The Company agrees to direct its officers and directors not to disparage Employee to future employers of the Employee or to any third parties and agrees that its officers and directors will not send, or direct any other third party to send, false or slanderous information about Employee.  Nothing herein prevents disclosure, in the sole discretion of the Company and its management, of this Agreement and discussion of Employee’s employment with and separation of employment from the Company and the circumstances regarding his separation from the Company (i) by and among employees, representatives and agents of the Company and the Released Parties as required by securities or other applicable laws; or (iii) to or in response to any governmental entity or other legal request.

22.                               Employee agrees that Employee will not seek reinstatement, reemployment or a contract with the Company after the execution of this Agreement.

23.                               This Agreement is entered solely to effect an amicable separation and avoid the expense of any future dispute, and nothing contained herein is to be construed as an admission by the Company (or any Released Party) or by the Employee of any wrongdoing.

24.                               There is no other agreement between the parties hereto related to the subject matter of this Agreement that is not set forth herein.  This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter.  Neither this Agreement nor any provision herein shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement executed and delivered by the parties hereto.

25.                               To comply with the Older Workers Benefits Protection Act of 1990, the Company has advised Employee of the legal requirements of that Act and this Agreement fully incorporates those legal requirements by reference and as follows:

a.                                      This Agreement is written in layman’s terms, and Employee hereby represents to the Company that Employee understands and comprehends its terms;

b.                                      Employee is hereby advised to consult an attorney to review this Agreement prior to executing it;

c.                                       This Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act;

d.                                      Employee does not waive any rights or claims that result from events occurring after the date this Agreement is executed by Employee;

e.                                       Employee hereby acknowledges that Employee is receiving consideration beyond anything of value to which Employee already is entitled;

f.                                        Employee has twenty-one days from his receipt hereof to consider this proposed Agreement.  Employee’s failure to accept this proposed Agreement by close of business on the twenty-first day following Employee’s receipt of this Agreement may be deemed rejection of its terms;

g.                                       Employee has the right to revoke this Agreement for seven days following Employee’s signing of this Agreement, and after the expiration of that seven days the executed Agreement shall be of full validity, force, and effect.  Employee shall provide notice of such revocation in writing to Ted Gentry; such notice shall be delivered to the office of Wyche, P.A., 44 East Camperdown Way, Greenville, South Carolina 29601 before the end of the revocation period in order to be effective.

26.                               Notwithstanding anything contained herein to the contrary, nothing contained herein shall be deemed to release the Company of any indemnity obligations that it may have to Employee or any rights, benefits or claims that Employee may have under any of the Company’s applicable directors and officers’ insurance policy or any other applicable Company insurance policy.

27.                               Notwithstanding anything contained herein to the contrary, Employee shall not be prohibited from cooperating as required and requested by any regulatory or law enforcement authorities whatsoever with respect to any legal action or possible action against the Company or any Released Parties.  Notwithstanding anything contained herein to the contrary, the Company shall not be prohibited from cooperating as required and requested by any regulatory or law enforcement authorities whatsoever with respect to any legal action or possible action against Employee.

28.                               All communications in connection with this Agreement shall be in writing and by any one or more of the following means:  (i) if mailed by prepaid certified mail, return receipt requested, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if delivered by hand, such notice shall be deemed effective when delivered; or (iii) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier.  All communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

Attn: Edward S. Adams

60 South Sixth Street

Suite 2540

Minneapolis, MN 55402

With a copy to:

David Anna

Wyche, P.A.

44 E. Camperdown Way

Greenville, S.C. 29607

If to Employee:

Joe Lancia

109 Thornblade Blvd.

Greer, SC  29650

With a copy to:

Betty O. Temple

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street

Greenville, SC 29690

29.                               Employee has read and fully understands this Agreement and the terms and release contained herein, and has had an opportunity to seek advice and counsel before executing this Agreement.  Employee enters this Agreement of Employee’s own free will.

30.                               This Agreement shall be governed in all respects by the laws of the State of South Carolina and federal law as applicable, without regard to choice of law principles.  Venue for any action arising under or relating to this Agreement shall lie exclusively in the appropriate state or federal court in South Carolina.

31.                               The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in this Agreement in any other jurisdiction.

32.                               This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.

*****

READ CAREFULLY BEFORE SIGNING.

THIS AGREEMENT ENDS ALL CLAIMS AGAINST THE COMPANY AND THE RELEASED PARTIES IDENTIFIED HEREIN.

Witnesses:	Scio Diamond Technology Corporation

/s/ Witness	By:	/s/ Edward S. Adams
Name: Edward S. Adams
Title: Chairman of the Board of Directors

/s/ Witness
December 4, 2012
Date

Witnesses:

/s/ Witness	/s/ Joseph Lancia
Joseph Lancia

/s/ Witness	December 4, 2012
Date of Execution by Joseph Lancia